Exhibit 10.18

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of Option Award Notice (the “Notice”)

You have been awarded an option to purchase shares of Common Stock of Fortune Brands Home & Security, Inc. (the “Company”), pursuant to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and the Stock Option Award Agreement (together with this Notice, the “Agreement”). Copies of the Plan and the Performance Share Award Agreement are available on the UBS (www.ubs.com/onesource/fbhs). In exchange for accepting the Stock Options, you will be required to agree to the restrictive covenant language contained in the agreement. Capitalized terms not defined in this Notice have the meanings specified in the Plan or the Agreement.

Option:	You have been awarded a Nonqualified Stock Option to purchase from the Company shares of its Common Stock, par value $0.01 per share, subject to adjustment as provided in Section 11 of the Award Agreement.

Award Date:	February xx, 20xx

Exercise Price:	The price shown in Holder’s award summary in the Plan’s online administrative system.

Vesting Schedule:	Except as otherwise provided in and subject to the Plan, the Agreement or any other agreement between the Company and Optionee, the Option will vest in the following increments on the following dates:

	One-third of the Option	February 28, 20xx
	One-third of the Option	February 28, 20xx
	One-third of the Option	February 28, 20xx

Expiration Date:	Except to the extent earlier terminated or exercised pursuant to the terms of the Agreement or the Plan, the Option will terminate at 3:00 p.m., Eastern time, on the tenth anniversary of the Award Date.

FORTUNE BRANDS HOME & SECURITY, INC.

2013 LONG-TERM INCENTIVE PLAN

Form of [Insert Date] Stock Option Agreement (the “Agreement”)

Fortune Brands Home & Security, Inc., a Delaware corporation (the “Company”), grants to “Optionee” an option to purchase shares of Common Stock from the Company subject to the terms and conditions of the Fortune Brands Home & Security, Inc. 2013 Long-Term Incentive Plan (the “Plan”) and this Agreement (collectively, the “Award”). Capitalized terms not defined in this Agreement have the meanings specified in the Plan.

1. Option Subject to Acceptance of Agreement. The date of grant (the “Award Date”), the number and class of shares of Common Stock subject to the Option and the purchase price per share (the “Exercise Price”) are set forth in the separate notice outlining specifics of the Award (the “Award Notice”) and in the Plan’s online administrative system. The Option will be null and void unless Optionee accepts this Agreement in a timely manner through the acceptance process prescribed by the Company.

The Option will terminate on the expiration date set forth in the Award Notice (the “Expiration Date”) except as otherwise provided in Section 2 or if exercised pursuant to Section 3. Upon the termination of the Option, the Option will no longer be exercisable and will immediately become null and void.

2. Time and Manner of Exercise of Option.

(a) Maximum Term of Option. Except as specifically provided in Section 2(b) below, the Option may not be exercised, in whole or in part, after the Expiration Date.

(b) Vesting and Exercise of Option. The Option will vest and become exercisable in accordance with the vesting schedule specified in the Award Notice (the “Vesting Schedule”), subject to Section 3 below. If Optionee’s employment terminates before the Option is fully vested, the Option will vest and be exercisable as follows:

(i)	Notwithstanding the provisions of Section 5 below, in the event of Optionee’s death while the Award is outstanding, the Option will immediately become fully exercisable (to the extent not exercisable on the date of death) and will continue to be exercisable by Optionee’s beneficiary, executor, administrator or legal representative through the earlier of: (a) the date which is three (3) years after the date of Optionee’s death, and (b) the Expiration Date; provided, however, that the Option will continue to be exercisable for at least one (1) year following the date of Optionee’s death, even if this one-year period extends beyond the Expiration Date.

(ii)

In the event of Optionee’s Disability (as defined below) while the Award is outstanding, provided that Optionee has been continuously employed with the Company for at least one (1) year following the Award Date and prior to the date of Disability, Optionee will be treated as continuing employment with the Company during the Disability for purposes of determining the vesting and exercisability of the Options. For purposes of this Award, Optionee will have a “Disability” if Optionee is receiving benefits under the long-term disability plan maintained by Optionee’s employer.

(iii)	Notwithstanding the provisions of Section 5 below, in the event of Optionee’s Retirement (as defined below) while the Award is outstanding at least one (1) year following the Award Date, any unvested Options will fully vest and become exercisable as of date of Optionee’s Retirement and will remain exercisable through the Expiration Date, subject to Section 3 below. For purposes of this Award, “Retirement” means Optionee’s termination of employment (other than for Cause as described in subsection (iv) below) on or after attaining age 55 and completing five (5) years of service with the Company or its predecessors or affiliates. In the event of a Change in Control (as defined in Section 5 below), Optionee will receive the treatment described in this Section 2(b)(iii) if Optionee terminates employment after qualifying for Retirement, even if Optionee does not have Good Reason (as defined below).

(iv)	If the Optionee’s employer terminates Optionee’s employment for Cause (as defined below) while the Award is outstanding, then all Options, whether or not vested, will terminate immediately upon such termination of employment. For purposes of this Award, “Cause” has the same meaning as specified in any employment or other written agreement between Optionee and Optionee’s employer regarding benefits upon termination of employment (“Termination Agreement”), provided that if Optionee is not a party to a Termination Agreement that contains such definition, then Cause will have the same meaning provided for such term under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate.

(v)	Except as provided in Section 5 below, if Optionee’s employment with the Company terminates for any reason other than death, Disability, Retirement or Cause while the Option is outstanding, unvested Options will be cancelled as of Optionee’s termination date and vested Options will remain exercisable for three (3) months following Optionee’s termination and will then be cancelled.

(vi)	For the purposes of this Agreement, (i) a transfer of Optionee’s employment from the Company to a Subsidiary or vice versa, or from one Subsidiary to another, without an intervening period, will not be deemed a termination of employment; and (ii) if Optionee is granted in writing a leave of absence, Optionee will be deemed to have remained in the employ of the Company or a Subsidiary during such leave of absence.

3. Method of Exercise. Subject to this Agreement, the Option may be exercised

(a) by specifying the number of whole shares of Common Stock to be purchased in the manner prescribed by the Company, accompanied by full payment (or by arranging for full payment to the Company’s satisfaction) either:

(i)	in cash,

(ii)	by delivery to the Company (either actual delivery or by attestation procedures established by the Company) of shares of Common Stock having an aggregate “Fair Market Value” (as defined below), determined as of the date of exercise, equal to the aggregate purchase price payable pursuant to the Option,

(iii)	by authorizing the Company to sell shares of Common Stock subject to the option exercise and withhold from the proceeds an amount equal to the option exercise price, or

(iv)	by a combination of (i), (ii) and (iii); and

(b) by executing such documents as the Company may reasonably request.

For this purpose, “Fair Market Value” as of any date means the value determined by reference to the closing price of a share of Common Stock as finally reported on the New York Stock Exchange for the trading day immediately preceding such date. Any fraction of a share of Common Stock which would be required to pay such purchase price will be disregarded and the remaining amount due will be paid in cash by Optionee. No Common Stock will be issued or delivered until the full purchase price and any related withholding taxes, as described in Section 10, have been paid.

4. Issuance or Delivery of Shares. Upon the exercise of the Option, in whole or in part, the Company will issue or deliver, subject to the conditions of this Agreement, the number of shares of Common Stock purchased. Such issuance will be evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company. The Company will pay all original issue or transfer taxes and all fees and expenses related to such issuance, except as otherwise provided in Section 10.

5. Change in Control and Divestitures.

(a) Change in Control. In the event of a Change in Control (as defined in the Plan), the Award will become subject to Section 5.8 of the Plan. In the event that unvested Options remain outstanding following a Change in Control, and Optionee’s employment is terminated on or after such Change in Control but while the Award is outstanding either: (i) by the Company other than for Cause, or (ii) by Optionee for Good Reason (as defined below), the Options will become fully vested, exercisable and nonforfeitable as of the date of Optionee’s termination of employment and will remain exercisable through the Expiration Date, subject to Section 5.8 of the Plan. For purposes of this Award, “Good Reason” will have the same meaning as such term has under any Termination Agreement, provided that if Optionee is not a party to any Termination Agreement that contains such definition, then Good Reason includes any of the reasons allowing Optionee to terminate employment and remain eligible for severance benefits under the severance plan sponsored by Optionee’s employer and under which Optionee is eligible to participate.

(b) Divestiture. In the event that Optionee’s principal employer is a Subsidiary of the Company that ceases to be a Subsidiary as a result of a corporate transaction or reorganization (a “Divestiture”), the Option will become fully vested as of the date of Divestiture and will remain exercisable through the Expiration Date.

6. No Stockholder Rights. Optionee will not have any rights of a stockholder (including voting rights) or any other right, title or interest, with respect to any of the shares of Common Stock subject to the Option unless and until such shares of Common Stock have been recorded on the Company’s official stockholder records as having been issued or transferred to Optionee.

7. Compliance with Applicable Law. The Award is subject to the condition that if the listing, registration or qualification of the shares subject to the Award upon any securities exchange or under any law, or the consent or approval of any governmental body, or the taking of any other action is necessary or desirable as a condition of, or in connection with, the vesting of the Options or the delivery or issuance of shares, the shares of Common Stock subject to the Award may not be delivered, in whole or in part, unless such listing, registration, qualification, consent, approval or other action has been effected or obtained, free of any conditions not acceptable to the Company. The Company agrees to use reasonable efforts to obtain and maintain any such listing, registration, qualification, consent, approval or other action.

8. Clawback Policy. Notwithstanding any provision of the Plan or this Agreement to the contrary, outstanding Options may be cancelled, and the Company may require Optionee to return shares of Company Common Stock (or the value of such stock when originally issued to Optionee) issued under this Agreement and any other amount required by applicable law to be returned, in the event that such repayment is required in order to comply with any laws or regulations relating to restatements of the Company’s publicly-reported financial results.

9. Nontransferability. The Award may not be transferred, assigned, pledged or hypothecated in any manner, by operation of law or otherwise by Optionee other than (a) by will or by the laws of descent and distribution; or (b) pursuant to an approved domestic relations order approved in writing by the Secretary of the Committee or the Secretary’s designee. Except to the extent permitted by the foregoing sentence, the Award may not be sold, transferred, assigned, pledged, hypothecated, encumbered or otherwise disposed of (whether by operation of law or otherwise) or be subject to execution, attachment or similar process. Upon any attempt to so sell, transfer, assign, pledge, hypothecate, encumber or otherwise dispose of the Award, the Award and all related rights will immediately become null and void.

10. Tax Withholding. As a condition to the delivery of shares of Common Stock upon the exercise of Options, Optionee must, upon request by the Company, pay to the Company such amount as the Company may be required, under all applicable federal, state, local or other laws or regulations, to withhold and pay over as income or other withholding taxes (the “Required Tax Payments”) with respect to the Award. If Optionee fails to advance the Required Tax Payments after request by the Company, the Company may, in its discretion, deduct any Required Tax Payments from any amount payable by the Company to Optionee, including regular salary or bonus payments. No shares of Common Stock will be issued or delivered until the Required Tax Payments have been paid in full. Optionee may elect to satisfy his or her obligation to advance the Required Tax Payments by any of the following means: (a) a cash payment to the Company; (b) delivery to the Company (either actual delivery or by attestation procedures established by the Company) of previously owned whole shares of Common Stock having an aggregate Fair Market Value (as defined in Section 3), determined as of the date on which such withholding obligation arises (the “Tax Date”), equal to the Required Tax Payments; (c) authorizing the Company to withhold whole shares of Common Stock which would otherwise be delivered to Optionee having an aggregate Fair Market Value, determined as of the Tax Date, equal to the Required Tax Payments; or (d) any combination of (a), (b) and (c). Shares of Common Stock to be delivered or withheld may not have a Fair Market Value in excess of the minimum amount of the Required Tax Payments. Any fraction of a share of Common Stock which would be required to satisfy any Required Tax Payment will be disregarded and the remaining amount due must be paid in cash by Optionee. No share of Common Stock will be issued or delivered until the Required Tax Payments have been satisfied in full.

11. Adjustment. In the event of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination, exchange of shares, liquidation, spin-off or other similar change in capitalization or event, or any distribution to Optionees of Common Stock other than a regular cash dividend, the number and class of securities subject to the Option will be equitably adjusted by the Committee, such adjustment to be made in accordance with Section 409A of the Code, to the extent applicable. The decision of the Committee regarding any such adjustment is final and binding.

12. No Rights to Continued Employment. In no event will the granting of the Option or its acceptance by Optionee, or any provision of this Agreement or the Plan, give or be deemed to give Optionee any right to continued employment by the Company, any Subsidiary or any affiliate of the Company or affect in any manner the right of the Company, any Subsidiary or any affiliate of the Company to terminate the employment of any person at any time for any reason.

13. Restrictive Covenants. In exchange for accepting the Award and in consideration of the Confidential Information (defined below) the Company provides to Holder, benefits Holder is not otherwise entitled to, Holder agrees to the following restrictive covenants:

a) Confidential Information. Holder acknowledges that he/she has access to highly confidential information of the Company and any Subsidiary that Holder provides services to or is provided confidential information about, including but not limited to, information concerning: finances, supply and service, marketing, customers (including lists), operations, business and financial plans and strategies, and product costs, sourcing and pricing (“Confidential Information”). The Holder agrees that during his/her employment and for three years following the end of Holder’s employment (for whatever reason), Holder will protect the Confidential Information and only use it for business-related reasons; however, trade secrets will always remain protected for as long as the information qualifies as a trade secret under applicable law.

b) Non-Competition. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of Holder’s employment (for whatever reason), engage in a Prohibited Capacity within the Restricted Area on behalf of a business that manufactures, distributes, offers, sells or provides any Competing Products. “Competing Products” means any products and/or services that are similar in function or purpose to those offered by the Company and its Subsidiaries and as to which Holder had Involvement. “Involvement” means to have responsibilities, provide supervision, engage in dealings or receive Confidential Information about during the last two (2) years immediately preceding the end of Holder’s employment (the “Look Back Period”). “Prohibited Capacity” means to engage in the same or similar capacity or function that

Holder worked for the Company and/or its Subsidiaries at any time during the Look Back Period or in a capacity that would otherwise result in the use or disclosure of Confidential Information. “Restricted Area” means those geographic areas in which the Company and its Subsidiaries do business and as to which business Holder had Involvement.

c) Non-Solicitation of Customers. Holder agrees that he/she will not, directly or indirectly, during his/her employment and for a period of 12 months after the end of his/her employment (for whatever reason), solicit, induce or attempt to induce (or assist others to solicit) any customers or prospective customers of the Company and its Subsidiaries to cease doing business with the Company and its Subsidiaries or to buy a Competing Product. The prohibition in Section 13(c) only applies to customers and prospective customers with which Holder had Involvement.

d) Non-Solicitations of Employees. Holder agrees that he/she will not, directly or indirectly, for a period of 12 months after the end of his/her employment (for whatever reason), solicit (or assist another in soliciting), induce, employ or seek to employ any individual employed by Company and/or its Subsidiaries. Where an additional restriction is required to enforce the foregoing, Holder’s non-solicitation obligation is limited to employees with whom Holder had Involvement.

e) Reasonableness of Restrictions. Holder acknowledges that the temporal, activity and geographic limitations of Sections 13(a), (b), (c) and (d) are reasonable in scope and narrowly constructed so as to protect only the Company and its Subsidiaries’ legitimate protectable interests, and will not prohibit Holder from obtaining meaningful employment following the end of Holder’s employment.

f) Tolling of Restrictive Period. The periods described in Sections 13(a), (b), (c) and (d) shall not run during any period of time in which the Holder is in violation of this paragraph, and shall toll during any such period of violation. If Holder resides in and is subject to the laws of Wisconsin, then this paragraph shall not apply.

g) General. (i) Before accepting new employment, Holder will advise any such future employer of the restrictions in this Agreement. Holder agrees that the Company and its Subsidiaries may advise any such future employer or prospective employer of this Agreement and their position on the potential application of this Agreement without such giving rise to any legal claim. (ii) The obligations in this Agreement shall survive the termination of Holder’s employment and shall, likewise, continue to apply and be valid notwithstanding any change in Holder’s employment terms (such as, without limitation, a change in duties, responsibilities, compensation, position or title). (iii) The Subsidiaries are third party beneficiaries of the Agreement and may enforce the Agreement without the need for further consent or agreement by the Holder. (iv) If either party waives his, her, or its right to pursue a claim for the other’s breach of any provision of the Agreement, the waiver will not extinguish that party’s right to pursue a claim for a subsequent breach. (v) This Agreement shall not be construed to supersede or replace any prior agreements containing confidentiality, nondisclosure, non-competition and non-solicitation provisions. Rather, the restrictions in this Agreement shall be read together with such prior agreements to afford the Company and its Subsidiaries the broadest protections allowed by law. (vi) If a court finds any of the

Agreement’s restrictions unenforceable as written, the parties agree the court is authorized and expected under the terms of this Agreement to revise the restriction (for the jurisdiction covered by that court only) so as to make it enforceable, or if such revision is not permitted then to enforce the otherwise unreasonable or unenforceable restriction to such lesser extent as would be deemed reasonable and lawful within that jurisdiction.

14. Decisions of Board or Committee. The Board or the Committee has the right to resolve all questions which may arise in connection with the Option. Any interpretation, determination or other action made or taken by the Board or the Committee regarding the Plan or this Agreement is final and binding.

15. Successors. This Agreement is binding upon and will inure to the benefit of any successor or successors of the Company and any person or persons who, upon the death of Optionee, may acquire any rights in accordance with this Agreement or the Plan.

16. Notices. All notices, requests or other communications provided for in this Agreement will be made, if to the Company, to Fortune Brands Home & Security, Inc., Attn. Secretary of the Compensation Committee of the Board of Directors, 520 Lake Cook Road, Deerfield, Illinois 60015, and if to Optionee, to the last known mailing address of Optionee contained in the records of the Company. All notices, requests or other communications provided for in this Agreement will be made in writing either (a) by personal delivery; (b) by facsimile or electronic mail with confirmation of receipt; (c) by mailing in the United States mails; or (d) by express courier service. The notice, request or other communication will be deemed to be received upon personal delivery, upon confirmation of receipt of facsimile or electronic mail transmission or upon receipt by the intended party if by United States mail or express courier service; provided, however, that if a notice, request or other communication sent to the Company is not received during regular business hours, it will be deemed to be received on the next succeeding business day of the Company.

17. Partial Invalidity. The invalidity or unenforceability of any particular provision of this Agreement will not affect any other provisions of this Agreement and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted.

18. Governing Law. This Agreement, the Award and all determinations made and actions taken with respect to this Agreement or Award, to the extent not governed by the Code or the laws of the United States, will be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to principles of conflicts of laws.

19. Agreement Subject to the Plan This Agreement is subject to, and will be interpreted in accordance with, the Plan. In the event of a conflict between this Agreement and the Plan, the terms of the Plan will apply. Optionee hereby acknowledges receipt of a copy of the Plan, and by accepting the Award in the manner specified by the Company, he or she agrees to be bound by the terms and conditions of this Agreement, the Award, the Plan, and if applicable to the Optionee, stock ownership guidelines established by the Company.

20. Section 409A. This Agreement and the Award are intended to be exempt from the requirements of Section 409A of the Code as a stock right pursuant to Treasury regulation §1.409A-1(b)(5) and will be interpreted and construed consistently with such intent.

21. Counterparts. This Agreement may be executed in one or more counterparts, all of which together will constitute but one Agreement.